Exhibit 99.1

Investor Relations:	Public Relations:
John J. Hanlon	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-4600 x627
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY ANNOUNCES FOURTH QUARTER AND 2005 RESULTS

SUNNYVALE, Calif., February 1, 2006 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the year and quarter ended December 31, 2005.

Highlights:

•	2005 revenue increased 9 percent over 2004 to a record $61.9 million

•	Pro forma operating income grew to 10 percent of revenue in 2005 compared to 5 percent of revenue in 2004

•	2005 GAAP net income was $6.6 million, or $0.23 per diluted share

•	Fourth quarter revenue increased 8 percent over the same period in 2004 to a record $16.3 million

•	Fourth quarter GAAP net income was $2.6 million, or $0.09 per diluted share

For the year ended December 31, 2005, revenue was $61.9 million, a 9 percent increase from revenue of $57.0 million for the year ended December 31, 2004. For the year ended December 31, 2005, Synplicity had a generally accepted accounting principles (“GAAP”) net income of $6.6 million, or $0.23 per diluted share, as compared to GAAP net income of $2.2 million, or $0.08 per diluted share, for the year ended December 31, 2004. Pro forma net income was $7.4 million, or $0.27 per diluted share, for the year ended December 31, 2005, compared to pro forma net income of $3.3 million, or $0.12 per diluted share, for the year ended December 31, 2004. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation. A reconciliation of GAAP to pro forma net income is included with this press release. Additionally, cash and short-term investments increased to $57.1 million at December 31, 2005.

Revenue for the quarter ended December 31, 2005 was $16.3 million, an 8 percent increase from revenue of $15.1 million for the quarter ended December 31, 2004 and 3 percent lower than prior guidance. On a GAAP basis, net income was $2.6 million, or $0.09 per diluted share, for the quarter ended December 31, 2005, as compared to GAAP net income of $803,000, or $0.03 per diluted share, for the quarter ended December 31, 2004. Pro forma net income was $2.8 million, or $0.10 per diluted share, for the quarter ended December 31, 2005, equal to prior guidance, compared to pro forma net income of $1.1 million or $0.04 per diluted share, for the quarter ended December 31, 2004.

“2005 was a year of strong execution for Synplicity,” said Gary Meyers, President and CEO. “We increased our share in our core market of FPGA synthesis once again, released numerous upgrades across our entire product line, including the highly acclaimed Synplify Premier tool and continued our history of industry leading customer service. We managed this impressive performance while growing our revenue at the high end of the industry, increasing backlog, adding over $8 million of cash and investments to our balance sheet and dramatically improving our operating income. In 2006, we look forward to continuing to increase shareholder value and offering the very best tools to our customers.”

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call for the first quarter of 2006, although we will provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for 2006 is expected to be in the range of $66 to $68 million weighted towards the second half of the year, in alignment with our product release schedule.

•	GAAP net income per fully diluted share for 2006 is expected to be in the range of $0.09 to $0.11. GAAP net income is expected to include non-cash charges of approximately $3.6 million relating to stock compensation expense based on historical activity and $890,000 of amortization of intangible assets. Additionally, the Company is estimating that its income tax expense for 2006 will be approximately 25 percent of pretax income excluding the impact of stock-based compensation.

•	Pro forma net income per share for 2006 is expected to be in the range of $0.25-$0.27.

•	Revenue for the first quarter of 2006 is expected to be in the range of $14.6 to $15.1 million.

•	GAAP net income (loss) per fully diluted share for the first quarter of 2006 is expected to be in the range of $(0.02) to $0.00. GAAP net income (loss) for the quarter is expected to include non-cash charges of approximately $900,000 relating to stock-based compensation based on historical activity and $223,000 of amortization of intangible assets.

•	Pro forma net income per share for the first quarter of 2006 is expected to be in the range of $0.02 to $0.04.

Audio Webcast

Synplicity’s earnings call will be webcast today at 1:30 p.m. Pacific, and may be accessed at http://investor.synplicity.com. Synplicity will discuss its fourth quarter and year 2005 results and the first quarter and year 2006 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through March 31, 2006. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on February 1, 2006 through February 2, 2006. To listen to a replay, call (719) 457-0820, access code 1340139.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash activity and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of complex, high-performance semiconductors. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, DSP, ASIC prototyping, structured/platform ASIC and cell-based ASIC designers. Synplicity is the first company to deliver customized physical synthesis, analysis and floorplanning solutions for today’s leading structured/platform ASICs. In addition, the company is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction in 2004 and 2005 in EE Times’ Annual FPGA Customer Survey. Synplicity’s products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company employs over 300 people in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s growth, market performance, standard of its products and business outlook for increase in backlog, our product release schedule, revenue, stock-based compensation expense, amortization of intangible assets, income tax expense, net income and net income per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,”

“continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of both its FPGA and ASIC software products relative to its competitors’ products, the growth of structured/platform ASIC and FPGA markets and the growth of its ASIC synthesis business, and Synplicity’s level of expenses. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended September 30, 2005, each as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004 (1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$57,099	$48,681
Accounts receivable, net	12,632	8,851
Other current assets	2,372	2,167

Total current assets	72,103	59,699
Property and equipment, net	2,631	2,989
Goodwill	1,272	1,272
Intangible assets, net	1,882	2,347
Other assets	749	780

Total assets	$78,637	$67,087

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$944	$1,087
Accrued liabilities	1,461	1,398
Accrued compensation	4,031	3,797
Deferred revenue	18,355	15,957

Total current liabilities	24,791	22,239
Shareholders' equity:
Common stock	58,257	56,107
Additional paid-in capital	3,368	3,452
Deferred stock-based compensation	(8)	(88)
Accumulated deficit	(7,430)	(13,984)
Accumulated other comprehensive loss	(341)	(639)

Total shareholders’ equity	53,846	44,848

Total liabilities and shareholders’ equity	$78,637	$67,087

(1)	Derived from audited financial statements

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004 (1)
	(unaudited)		(unaudited)
Revenue:
License	$8,931	$8,547	$34,133	$31,744
Maintenance	7,368	6,554	27,802	25,210

Total revenue	16,299	15,101	61,935	56,954
Cost of revenue:
Cost of license	135	105	610	553
Cost of maintenance	427	634	1,775	2,450
Amortization of intangible assets from acquisitions	222	222	890	890

Total cost of revenue	784	961	3,275	3,893

Gross profit	15,515	14,140	58,660	53,061
Operating expenses:
Research and development	6,079	6,039	24,332	23,495
Sales and marketing	5,754	6,011	22,786	21,945
General and administrative	1,612	1,452	6,354	5,593
Stock-based compensation (benefit)	5	29	(4)	186

Total operating expenses	13,450	13,531	53,468	51,219

Income from operations	2,065	609	5,192	1,842
Other income, net	499	194	1,549	604

Income before income taxes	2,564	803	6,741	2,446
Income tax provision (benefit)	(54)	—	187	232

Net income	$2,618	$803	$6,554	$2,214

Net income per share:
Basic net income per share:	$0.10	$0.03	$0.25	$0.09

Shares used in basic per share calculation	26,882	26,071	26,480	26,013

Diluted net income per share:	$0.09	$0.03	$0.23	$0.08

Shares used in diluted per share calculation	28,773	27,246	27,990	27,432

(1)	Derived from audited financial statements

SYNPLICITY, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO PRO FORMA INCOME

(in thousands, except per share data)

(unaudited)

Net Income

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
GAAP net income	$2,618	$803	$6,554	$2,214
Amortization of intangible assets from acquisitions	222	222	890	890
Stock-based compensation (benefit)	5	29	(4)	186

Pro forma net income	$2,845	$1,054	$7,440	$3,290

Pro forma net income per share:
Pro forma net income per common share	$0.10	$0.04	$0.27	$0.12

Shares used in pro forma per share calculation	28,773	27,246	27,990	27,432

Operating Income (as a percentage of revenue)

	Year Ended December 31,
	2005	2004
GAAP operating income	8%	3%
Amortization of intangible assets from acquisitions	2%	2%
Stock-based compensation	0%	0%

Pro forma operating income	10%	5%

Forward-Looking Net Income (loss) per Share

	Quarter Ending March 31, 2006	Year Ending December 31, 2006
GAAP net income (loss) per share	$(0.02)-$0.00	$0.09-$0.11
Amortization of intangible assets from acquisitions	$0.01	$0.04
Stock-based compensation	$0.03	$0.12

Pro forma net income per share	$0.02-$0.04	$0.25-$0.27